Exhibit 2(a)

EXHIBIT 2(a)  -  STOCK PURCHASE AGREEMENT DATED JANUARY 5, 2005

STOCK PURCHASE AGREEMENT

BEMIS COMPANY, INC.

as Buyer

ROBERTO WALTER HABERFELD

SANDRA HABERFELD

SÉRGIO HABERFELD

MARCO HABERFELD

ROBERTO LUIZ LEME KLABIN

ARACY AUGUSTA LEME KLABIN

WALTER SCHALKA

as Sellers

DIXIE TOGA S.A.

the Company

INDEX

1.	DEFINITIONS AND INTERPRETATIONS

2.	PURCHASE AND SALE OF SHARES

3.	PURCHASE PRICE AND PAYMENT

4.	REPRESENTATIONS AND WARRANTIES OF SELLERS

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

6.	ADDITIONAL COVENANTS

7.	INDEMNIFICATION

8.	ANTITRUST LAW COMPLIANCE

9.	GENERAL PROVISIONS

THIS STOCK PURCHASE AGREEMENT (hereinafter referred to as the “Agreement”) is made this 5th day of January, 2005, by and between:

1)                                    BEMIS COMPANY, INC., a company organized and existing in accordance with the laws of Missouri, United States of America, with head office in Minneapolis, MN, United States of America, at 222 South 9th Street, Suite 2300 (“Buyer”);

and the following parties:

2)                                    ROBERTO WALTER HABERFELD, a Brazilian citizen, married, engineer, resident and domiciled in the City of São Paulo, State of São Paulo, Brazil, bearer of Identity Card RG No. 2.666.147-SSP/SP and registered with CPF/MF under No. 642.890.878-68 (“Roberto Haberfeld”);

3)                                    SANDRA HABERFELD DE CAMPOS, Brazilian citizen, married, business administrator, resident e domiciled in the City of São Paulo, State of São Paulo, bearer of Identity Card RG No. 20.388.062-6 SSP/SP and registered with CPF/MF under No. 251.518.338-71, in this act represented by her attorney-in-fact Sérgio Haberfeld (“Sandra Haberfeld”);

4)                                    MARCO HABERFELD, Brazilian citizen, married, engineer, resident and domiciled in the City of São Paulo, State of São Paulo, bearer of Identity Card RG No. 20.388.063-8 SSP/SP and registered with CPF/MF under No. 273.443.298-67, in this act represented by his attorney-in-fact Sérgio Haberfeld; (“Marco Haberfeld”);

5)                                    SÉRGIO HABERFELD, a Brazilian citizen, married, industrialist, resident and domiciled in the City of São Paulo, State of São Paulo, Brazil, bearer of Identity Card RG No. 1.636.341-3-SSP/SP and registered with CPF/MF under No. 019.204.998-49 (“Sérgio Haberfeld”);

6)                                    ROBERTO LUIZ LEME KLABIN, a Brazilian citizen, married, industrialist, resident and domiciled in the City of São Paulo, State of São Paulo, Brazil, bearer of Identity Card RG  No. 4.128.257-7-SSP/SP and registered with CPF/MF under No. 988.753.708-00 (“Roberto Klabin”);

7)                                    ARACY AUGUSTA LEME KLABIN, a Brazilian citizen,  widow, lawyer, resident and domiciled in the City of São Paulo, State of São Paulo, Brazil, bearer of Identity Card RG  No. 1.227.364 and registered with CPF/MF under No. 002.131.288-53, in this act represented by her attorney-in-fact Roberto Klabin (“Aracy Klabin”);

8)                                    WALTER SCHALKA, Brazilian citizen, married, engineer, resident and domiciled in the City of São Paulo, State of São Paulo, bearer of the Identity Card RG No. 6.567.956 and registered with CPF/MF under No. 060.533.238-02 (“Walter Schalka”);

(Roberto Haberfeld, Sérgio Haberfeld, Sandra Haberfeld, Marco Haberfeld, Roberto Klabin, Aracy Klabin and Walter Schalka are hereby collectively referred to as “Sellers”).

and, as Intervening Parties,

9)                                    THAIS RACY, Brazilian citizen, married, enterpreneur, resident e domiciled in the City of São Paulo, State of São Paulo, bearer of Identity Card RG No. 4.822.833 SSP/SP and registered with CPF/MF under No. 041.632.678-16, in this act represented by her attorney-in-fact Roberto Haberfeld;

10)                             CARLOS ERNESTO DE CAMPOS JUNIOR, Brazilian citizen, married, business administrator, resident e domiciled in the City of São Paulo, State of São Paulo, bearer of Identity Card RG No.24.972.020-6 and registered with CPF/MF under No. 167.591.938-06, in this act represented by his attorney-in-fact Sérgio Haberfeld;

11)                             ANA LUCIA DA SILVA HABERFELD, Brazilian citizen, married, business administrator, resident e domiciled in the City of São Paulo, State of São Paulo, bearer of Identity Card RG No. 24.889.696-9 SSP/SP and registered with CPF/MF under No. 264.888.218-90, in this act represented by her attorney-in-fact Sérgio Haberfeld;

12)                             FELICE JEANNE LANDAU HABERFELD, Swiss citizen, married, housewife, resident e domiciled in the City of São Paulo, State of São Paulo, bearer of Identity Card for Foreigners RNE No. W095858-9 and registered with CPF/MF under No. 942.896.468-91, in this act represented by her attorney-in-fact Sérgio Haberfeld;

13)                             MARIA ÂNGELA CIBELLA DE CARVALHO KLABIN, Brazilian citizen, married, enterpreneur, resident e domiciled in the City of São Paulo, State of São Paulo, bearer of Identity Card RG No.11.347.351, SSP-SP and registered with CPF/MF under No. 988.753.708-00, in this act represented by her attorney-in-fact Roberto Klabin; and

14)                             MÔNICA SCHALKA, Brazilian citizen, married, sociologist, resident e domiciled in the City of São Paulo, State of São Paulo, bearer of Identity Card RG No. 4.994.326-1 - SSP/SP and registered with CPF/MF under No. 217.991.028-23, in this act represented by her attorney-in-fact Walter Schalka.

RECITALS

A.                                  Roberto Haberfeld, Sérgio Haberfeld, Sandra Haberfeld and Marco Haberfeld are the owners, in the aggregate, of 100% percent of the outstanding shares of SH PARTICIPAÇÕES S.A., a company organized and existing in accordance with the laws of Brazil, with head office at Rua Lopes de Azevedo, 870, in the City of São Paulo, State of São Paulo, Brazil, registered with CNPJ/MF under No. 00.643.637/0001-04 (“SHP”).

B.                                    SHP, Roberto Klabin, Aracy Klabin and Walter Schalka are the owners, in the aggregate, of 100% percent of the outstanding shares of DT PARTICIPAÇÕES S.A., a company organized and existing in accordance with the laws of Brazil, with head office at Avenida Guido Caloi, 864, in the City of São Paulo, State of São Paulo, Brazil, registered with CNPJ/MF under No. 00.731.444/0001-05 (“DTP”).

C.                                    DTP, Roberto Haberfeld, Sandra Haberfeld, Marco Haberfeld, Roberto Klabin and Sérgio Haberfeld are the owners, in the aggregate, of 92.27% of the common shares and 14.24% of the preferred shares, totaling 64.44% of the total shares of DIXIE TOGA S.A., a publicly-held corporation organized and existing in accordance with the laws of Brazil, with head office at Avenida Guido Caloi, No. 864, in the City of São Paulo, State of São Paulo, Brazil, registered with CNPJ/MF under No. 60.394.723/0001-44 (the “Company”).

D.                                   Subject to the terms and conditions contained herein, Buyer hereby wishes to purchase from Sellers the totality of the Shares (as defined in Section 2.1), free and clear of any liens whatsoever, and Sellers wish to sell such Shares to Buyer.

E.                                     The non-compete and non-hire covenants granted by Sellers herein are essential to the transaction set forth in this Agreement.

In consideration of the mutual promises contained herein, Buyer and Sellers (individually, a “Party” and, collectively, the “Parties”) mutually agree as follows:

1.                                      DEFINITIONS AND INTERPRETATIONS

1.1                                 Capitalized terms used throughout this Agreement are listed and defined in Schedule 1.1.

1.2                                 Unless the context clearly requires otherwise, the interpretation of other terms used throughout this Agreement is according to the rules set forth at Schedule 1.2.

2.                                      PURCHASE AND SALE OF SHARES

2.1                                 Purchase and Sale. On the terms and subject to the covenants and conditions set forth in this Agreement, Sellers hereby sell, assign and transfer to Buyer (or to any of its Affiliates in Brazil), and Buyer hereby purchases from Sellers, directly or indirectly, the following shares, free and clear of any liens or encumbrances whatsoever:

(i)                                     13,030,180 (thirteen million, thirty thousand, one hundred and eighty common shares issued by SHP, held by Roberto Haberfeld, Sérgio Haberfeld, Sandra Haberfeld, and Marco Haberfeld, consisting of 100% of the total outstanding shares of SHP (the “SHP Shares”);

(ii)                                  42,282,641 common shares issued by DTP, held by Roberto Klabin, Aracy Klabin and Walter Schalka, consisting of 23.98% of the total outstanding shares of DTP (the “DTP Shares”); and

(iii)                               15,089,364 preferred shares issued by the Company, held by Roberto Haberfeld, Sérgio Haberfeld, Sandra Haberfeld, Marco Haberfeld and Roberto Klabin, consisting of 14.24% of the total preferred shares and 5.08% of the total outstanding shares of the Company (the “Company Control Group Preferred Shares”).

(the SHP Shares, the DTP Shares and the Company Control Group Preferred Shares are hereby collectively referred to as the “Shares”).

2.1.1.                     Sellers declare and guarantee that, upon acquisition of the Shares, Buyer will have direct and indirect free and clear title over (i) 176,328,663 common shares issued by the

Company, consisting of 92.27% of the total common shares, and (ii) 15,089,364 preferred shares issued by the Company, consisting of 14.24% of the total preferred shares; totaling 64.44% of the total shares issued by the Company. All such shares are part of the control group of the Company.

2.2.                              Sellers’ Actions. On the date hereof, Sellers shall (i) execute the respective terms of transfer of shares evidencing the transfer of the SHP Shares to Buyer; (ii) execute the respective terms of transfer of shares, evidencing the transfer of the DTP Shares to Buyer; (iii) execute the terms of transfer of shares, as provided by Banco Itaú, evidencing the transfer of the Company Control Group Preferred Shares to Buyer; (iv) deliver to Buyer copy of the relevant empowerment documents of Sellers and the Intervening Parties as necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby; and (v) deliver to Buyer the resignation letters required by Section 6.5.

2.3.                              Buyer’s Actions. On the date hereof, Buyer shall (i) deliver to Sellers the Purchase Price, in accordance with Section 3; (ii) deliver to Sellers copy of the relevant empowerment documents of Buyer as necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby; (iii) execute the respective terms of transfer of shares evidencing the acquisition of the SHP Shares; (iv) execute the respective terms of transfer of shares evidencing the acquisition of the DTP Shares; (v) execute the terms of transfer of shares, as provided by Banco Itaú, evidencing the acquisition of the Company Control Group Preferred Shares.

3.                                      PURCHASE PRICE AND PAYMENT

3.1                                 Purchase Price. The total purchase price for the Shares shall be the amount in Reais equivalent to US$214,226,452.00 (two hundred fourteen million, two hundred twenty-six thousand, four hundred fifty-two U.S. Dollars) (the “Purchase Price”). This Purchase Price is based on the price per share of the Company directly or indirectly held by Sellers, equivalent to US$1.17 per common share and US$0.525 per preferred share.

3.2                                 Exchange Rate. The effective exchange rate to convert the Purchase Price and any adjustment to the Purchase Price shall be the same exchange rate as jointly negotiated by Buyer and Sellers with the commercial bank when converting the funds Buyer remits to Brazil for the purpose of this transaction. All other amounts regarding the transactions contemplated herein that are in U.S. Dollars shall be converted into Reais by using the average buy/sell commercial rate published by the Central Bank of Brazil (PTAX 800) of the day immediately preceding the relevant payment or reporting date.

3.3                                 Method of Payment.  Payment of the Purchase Price is made on the date hereof in Brazil in Reais by wire transfer of immediately available funds (“TED”) to Sellers to their respective Brazilian bank account(s), in accordance with written instructions jointly provided by Sellers (“Purchase Price Payment Instructions”).

3.4.                              FY2005 Adjustment of Purchase Price.

(a)                                  Within 60 (sixty) days following December 31, 2005, Buyer shall cause Buyer’s Accountants to prepare and deliver to Sellers an income statement for the Company for the twelve months ended December 31, 2005 (the “FY2005 Income Statement”), in accordance with Legal Requirements and with Brazilian GAAP.

(b)                                 Sellers’ Accountants shall have the opportunity to review the FY2005 Income Statement, including the work papers of Buyer’s Accountants. If Sellers’ Accountants fail to object in writing to the FY2005 Income Statement (specifying in reasonable detail their objections) within 60 (sixty) days after delivery of the FY2005 Income Statement to Sellers, then the FY2005 Income Statement shall become final and binding on Buyer and Sellers for the purposes of determining the adjustment to the Purchase Price, if any, under this Section 3.4.

(c)                                  If Sellers’ Accountants raise any objections to the FY2005 Income Statement, and Sellers’ Accountants and Buyer’s Accountants cannot resolve such objections within 120 (one hundred twenty) days after delivery of the FY2005 Income Statement to Sellers, the matters in dispute shall be promptly submitted to a firm of independent public accountants of international repute to be jointly selected by Buyer’s Accountants and Sellers’ Accountants, who shall not be Buyer’s or Sellers’ Accountants and who shall resolve any matters in dispute within 60 (sixty) days, and whose decision shall be final and binding on Sellers and Buyer for the purposes of determining the adjustment to the Purchase Price, if any, under this Section 3.4.

(d)                                 If the FY2005 EBITDA equals or exceeds R$175,000,000.00 (one hundred seventy-five million Reais), then Buyer shall pay to Sellers as an adjustment to the Purchase Price, in immediately available funds, within 5 (five) Business Days of the date when the FY2005 Income Statement becomes final and binding, in the manner provided in Section 3.3 and in accordance with written instructions jointly provided by Sellers (“Adjustment Payment

Instructions”), a fixed amount in Reais equivalent to US$ 6,000,000.00 (six million U.S. Dollars).

(e)                                  If the FY2005 EBITDA is less than R$160,000,000.00 (one hundred sixty million Reais), then Sellers shall pay to Buyer, in the same proportion of the payment of the Purchase Price, as an adjustment to the Purchase Price, in immediately available funds, within 5 (five) Business Days of the date when the FY2005 Income Statement becomes final and binding, by wire transfer to the bank account specified by Buyer, a fixed amount in Reais equivalent to US$ 6,000,000.00 (six million U.S. Dollars).

(f)                                    Buyer shall provide Sellers’ Accountants with full access to the books and records of the Company and shall cooperate fully with Sellers’ Accountants, to the extent necessary in order to review the FY2005 Income Statement. Sellers shall provide, and shall cause Sellers’ Accountants to provide, full access to Buyer’s Accountants to their respective personnel and work papers, to the extent required by Buyer’s Accountants to review Sellers’ Accountant objections to the FY2005 Income Statement.

(g)                                 Buyer shall pay all fees and expenses of Buyer’s Accountants incurred in connection with preparing the FY2005 Income Statement. Sellers shall pay all fees and expenses of Sellers’ Accountants incurred in connection with reviewing the FY2005 Income Statement. Sellers and Buyer shall each pay 50% (fifty percent) of the fees and expenses incurred by the third firm of independent public accountants selected pursuant to Section 3.4(c).

(h)                                 Sellers’ obligations to pay any amounts under this section shall be joint and several.

3.5                                 Additional Consideration. To further induce Buyer to purchase the Shares and in consideration for the purchase of the Shares, Sellers agree as follows:

(a)                                  Covenant Not to Compete. Each of the Sellers hereby covenants, effective as of this date and for a period of 5 (five) years thereafter, that he/she will not, directly or indirectly (whether as owner, shareholder, quotaholder, investor, partner, joint venturer, licensor, financier, operator, consultant, employee, agent, distributor or otherwise) compete in North America, Central America and South America with the business carried on by the Company, the Buyer or any of their Affiliates on or before the date hereof. If this Section 3.5(a) is found by a competent Government Body to be invalid, unenforceable or contrary to Legal Requirements, the Parties agree that the Section will be amended, whether in term or geographical area, such that it will have the broadest possible effect permitted by Legal Requirements.

(b)                                 Non-Solicitation/Non-Hire. Each Seller hereby covenants, effective as of the date hereof and for a period of 5 (five) years, that he/she will not, directly or indirectly, solicit or cause to be solicited, or hire, contract or employ or cause to be hired, contracted or employed any of the Company’s or any of its Affiliate’s directors, officers or employees for the purpose of employing or otherwise retaining the services of such directors, officers or employees, except for those employees listed in Schedule 3.5(b), which will be dismissed by the Company or which may be solicited, or hire, contract or employ or cause to be hired, contracted or employed by Sellers.

(c)                                  A violation of the non-compete or non-solicitation/non-hire provisions shall subject the violator to pay to Buyer a penalty in Reais equivalent to US$30,000.00 (thirty thousand U.S. Dollars) per day of violation, without impairing or limiting the right of Buyer to seek any other available remedy including specific performance, injunctions or any other precautionary relief. Buyer may set-off such penalty against any other amount payable by Buyer to Sellers under this Agreement.  Sellers acknowledge that such penalty is a reasonable estimate of the loss that would be suffered by Buyer as a result of such a violation.

4.                                      REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers joint and severally make the following representations and warranties to Buyer. Reference to the Company throughout this Section 4 shall be construed to mean each of the Acquired Companies, unless the context clearly indicates that only the Company is intended.

4.1                                 Corporate Status of the Company. The Company (reference applies solely to the Company) is duly organized and validly existing under the laws of Brazil and has the corporate power to own its assets and carry on its respective business as now being conducted. Schedule 4.1-1 contains a complete list of all of the Company’s Subsidiaries. Except as set out in Schedule 4.1-2, none of the Sellers or their Affiliates has been involved in any business arrangement or relationship with the Company within the past twelve months nor has any indebtedness, and none of the Sellers or their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Acquired Companies. There are no shareholders’ agreements to which Sellers and/or the Company may be bound, other than the ones listed in Schedule 4.1-3. A true and correct copy of the current Bylaws or Articles of Organization (as applicable) of each of the Acquired Companies is attached as Schedule 4.1-4.

4.1.1                        Corporate Status of SHP and DTP. SHP and DTP are duly organized and validly existing under the laws of Brazil and have the corporate power to own their assets and carry on their respective business as now being conducted. SHP and DTP are pure holding companies and have as their sole assets the direct and indirect equity held in the Company’s capital (except for some cash). SHP and DTP never had in the past and do not currently have any operation, nor have any debt or payable to third parties.

4.2           Capitalization. The total issued and outstanding capital of the Company (reference applies solely to the Company) is R$144,575,048.43, comprising 191,100,116 common shares and 105,936,614 preferred shares. The total issued and outstanding capital of SHP is R$36,657,142.70 (thirty six million, six hundred and fifty seven thousand, one hundred forty two Reais and seventy cents), comprising 13,030,180 (thirteen million, thirty thousand, one hundred and eighty) common shares. The total issued and outstanding capital of DTP is R$ 50,915,281.79 (fifty million, nine hundred and fifteen thousand, two hundred, eighty one Reais and seventy nine cents), comprising 176,328,663 (one hundred, seventy six million, three hundred twenty eight thousand, six hundred sixty three) common shares. The Company (reference applies solely to the Company), SHP and DTP are properly capitalized and all of their shares are duly authorized, validly issued and fully paid. All of the Shares are legally and validly held by Sellers and are owned free and clear of any and all liens or encumbrances, security interests, agreements or claims of any kind whatsoever. No legend or other reference to any purported encumbrance or restriction appears upon any certificate representing equity securities of the Company, except for those described in Schedule 4.2(a). Attached hereto as Schedule 4.2(b) is a true and correct list setting forth the full legal name of each shareholder of record of the Company and the total number of shares held by each. Each Seller represents and warrants that he/she/it is the owner of the number of shares of the Company specified in said schedule as owned by such Seller. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any Seller to issue, sell, transfer, or otherwise dispose of any of his/her/its shares, except for those listed in Schedule 4.2(c).

4.3           Corporate Authority. Sellers have the legal right, power and authority to enter into this Agreement and to transfer, assign and deliver the Shares as provided in this Agreement, subject to the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Sellers and the Company, and this Agreement constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against the Sellers in accordance with its terms. The entries in the Book of Transfer of Registered Shares and Book of Registry of Nominative Shares

of SHP, DTP and the Company will convey to Buyer title to the Shares, free and clear of any and all liens or encumbrances, security interests, agreements or claims of any kind whatsoever.

4.4           Restrictions. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall contravene any terms of any court order, consent decree, license, provision of the Bylaws of the Company or other agreement or permit to which the Company and Sellers are subject or parties.  There is no lawsuit, proceeding or investigation pending or threatened against Sellers or the Company which might prevent the consummation of any of the transactions contemplated by this Agreement.

4.5           Financial Statements. Attached hereto as Schedule 4.5 are the Financial Statements. The Financial Statements have been prepared by the Company in accordance with accounting principles derived from Brazilian corporate law, applied on a consistent basis throughout the periods covered by these Financial Statements, present fairly the financial position of the Company as of the respective dates and the results of its operations for the periods then ended, are correct and complete and are consistent with the books and records of the Company. Attached hereto as part of Schedule 4.5 is a copy of the Base Balance Sheet.  The Base Balance Sheet has been prepared from the books and records of the Company and presents fairly the financial condition of the Company at such date, in accordance with Brazilian corporate law and with generally accepted accounting principles, consistent with past practices (with exceptions legally mandated), as adjusted specifically in accordance with Brazilian GAAP.

4.6           Accounts Receivable. All accounts receivable and notes shown in the Base Balance Sheet or obtained since that date are valid and collectible, in the ordinary course of business and consistent with past practices, subject to usual collection procedures and stated reserves for doubtful accounts identified thereon. Attached hereto as Schedule 4.6 is a list containing all accounts receivable, with those which are doubtful accounts receivable specifically marked as such.

4.7           Absence of Undisclosed Liabilities. As of September 30, 2004, and as of the date hereof, to the best of Sellers’ knowledge, the Company did not and does not have any Liabilities except for Liabilities reflected in the Financial Statements for the period ended December 31, 2003 and except for such Liabilities arising in the ordinary course of business subsequent to December 31, 2003 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, negligence, infringement or violation of law).

4.8           Actions Since September 30, 2004.  Except as disclosed in Schedule 4.8, since September 30, 2004 the business of the Company has been conducted solely in the ordinary course of business, and the Company has not:

(a)           incurred any obligation or liability (fixed or contingent) or entered into any transaction in any case other than in the ordinary course of business;

(b)           satisfied or discharged any lien, or paid any loan, obligation or liability other than current liabilities included in the Base Balance Sheet or notes thereto and current liabilities incurred since that date in the ordinary course of business, and in no case has the Company repaid any loan, obligation or liability to any officer, director or shareholder, or to any entity owned or controlled by the Sellers;

(c)           made any general wage or salary increase or any increase in compensation payable or to become payable to any officers or management employees, or entered into any employment contract with any officer or key salaried employee;

(d)           mortgaged, pledged, charged or subjected to lien or other encumbrance any of its assets;

(e)           sold or transferred any of its assets or prepaid or canceled any debts or claims, except in each case in the ordinary course of business;

(f)            sold, assigned or granted rights under any patent, trade name, trademark or copyright, or any application therefor, or any trade secrets or designs for any products currently manufactured or services provided by the Company;

(g)           waived any rights of material value;

(h)           acquired any other business or entered into any licensing arrangement or joint venture;

(i)            become involved in or threatened with any labor dispute, which has had or could have a material adverse effect on the Company or its financial condition;

(j)            suffered any material loss;

(k)           suffered any damage or destruction, whether or not covered by insurance, materially and adversely affecting the Company or its assets;

(l)            experienced any other event or condition of any character which is, or with the lapse of time or occurrence of such event or condition would be, adverse to the financial condition, business, assets or operations of the Company;

(m)          taken any write-off on any assets, including but not limited to the value of accounts receivable, inventory, fixed assets, or intangibles, of an amount greater than US$ 200,000.00 (two hundred thousand US Dollars) in the aggregate;

(n)           declared or paid any dividend;

(o)           made any distribution or disbursement of any nature whatsoever to any officer, director or shareholder other than in the ordinary course of business;

(p)           materially changed the terms and conditions applicable to the sale of its products; or

(q)           suffered any material adverse change in its financial condition, business, operations or prospects.

Nor has the Company committed itself to engage in any of the foregoing actions.

4.9           Intellectual Property. Schedule 4.9 hereto contains a complete and correct list of (a) each patent, design, copyright, trademark, trade name and domain name owned by the Company as well as all registrations thereof (including expiration dates) and pending applications therefor, and (b) each license or other agreement relating thereto or relating to any other proprietary information of the Company, which is material to the conduct of the Company’s business. The Company has within its possession and control and owns the entire title and/or interest in and to, all Intellectual Property, and such Intellectual Property includes all the proprietary information used by the Company in its business and operations and necessary to conduct its business and operations as currently conducted. The Company is not a party to any agreement by which it is granted a license, or by which it grants a license to any Intellectual Property, or by which it agrees to maintain the secrecy or confidentiality of any proprietary property, except as set forth in said schedule. None of the Intellectual Property is subject to any pending or threatened challenge, nor has the Company received any notice, nor do the Sellers otherwise know, that the foregoing are invalid or that the Intellectual Property or any products or services made, sold or used by the Company conflict with or infringe upon the asserted rights of others except as set forth in the Litigation and Claims List (Schedule 4.18). Neither the Company nor Sellers have any knowledge that any third party is infringing upon any of the Intellectual Property rights. Company is not liable for, and has not given indemnification for, proprietary rights infringement as to any equipment, materials or supplies manufactured, used or sold by it.

4.10         Real Property and Leases. Schedule 4.10 contains a description of all real property owned, leased, utilized or intended to be utilized in the conduct of the Company’s business (“Real Property”). Copies of all title records are attached to such Schedule 4.10, and such copies are correct and complete as of the date hereof.  All leases are in full force and effect, the Company is in full compliance with its obligations thereunder and the rights of the Company thereunder are not subordinate to the rights of any third party.  The Company has received no written notice of default under any agreement governing any such lease, nor is the Company involved in any dispute with any third party thereunder. The Company has all easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on the Real Property. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

4.11         Personal Property. The Company owns and/or is legally entitled to use all motor vehicles, buildings, machinery, equipment and other tangible assets necessary for the conduct of its operations and business as presently conducted and as presently proposed to be conducted. All of such buildings, machinery, motor vehicles, equipment and other tangible assets are free from defects and are in good working condition (except for wear and tear and for those assets currently subject to minor repair in the normal course of maintenance), and all have been maintained by the Company in accordance with sound and prudent maintenance practices. Schedule 4.11 contains a description of material tangible assets, as well as a distinction between those assets owned, leased or in any other way used by the Company in the conduct of its operations and business.

4.12         Title to Property.  The Company has good and marketable title to all of the Real Property and good title to all of the personal property which it uses or intends to use in the conduct of its operations and businesses located on its premises or shown on the Base Balance Sheet or acquired after the date thereof, subject to no mortgages, liens, pledges, security interests, encumbrances or charges of any kind, except for those encumbered assets described in Schedule 4.12.

4.13         Contracts and Commitments.  Except for what is disclosed in Schedules 4.16 and 4.17, Schedule 4.13 consists of a resume of significant terms of all oral and written contracts, leases and other agreements to which the Company is a party or pursuant to which the Company has liability, which specific terms and conditions were analyzed by Buyer during the Due-Diligence (the “Contract List”). Except for those set forth in such Contract List and Schedules 4.16 and 4.17, the Company is not a party to or bound by any written or oral:

(a)                                              contract not made in the ordinary course of business;

(b)                                             employment, employment termination or severance, consulting, services, employer’s organization, non-competition, or secrecy agreement;

(c)                                              bonus, deferred compensation, profit sharing, pension, retirement, stock option, stock purchase or ownership, hospitalization, insurance or other plan or arrangement providing employee benefits;

(d)                                             collective bargaining agreement or other labor agreement;

(e)                                              lease with respect to any real or Personal property, whether as lessor or lessee;

(f)                                                dealership, manufacturer’s representative, distributor, franchise, license, or agency agreement;

(g)                                             contract or commitment for capital expenditures;

(h)                                             contract for the sale of any product at a price lower than its general pricing level for such product or service in effect on the date of such contract or any rebate agreement;

(i)                                                 partnership or joint venture agreement;

(j)                                                 mortgages, pledges, charges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any assets of the Company;

(k)                                              agreement or arrangement pursuant to which the conduct of the Company, or the use or exploitation of its assets, in any manner, is restricted in any way;

(l)                                                 agreement which may be terminated by a party thereto as a result of the transactions contemplated in this Agreement; or

(m)                                           license, including without limitation, licenses related to any of the Intellectual Property.

With respect to each contract and agreement in the Contract List:

(i)                                                 it is legal, valid, binding, enforceable and in full force and effect;

(ii)                                              it will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)                                           no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the contract or agreement; and

(iv)                                          no party has repudiated any provision of any such contract or agreement.

4.14         Inventory.  Subject to the Company’s consistent practice in the ordinary course of business: (a) The Company’s inventory meets all published specifications and is free from all defects in material and workmanship;  (b) The value of the inventory shown on the Base Balance Sheet and on the Company’s books and records at the date hereof accurately reflects the value of the inventory as of such dates and consists of usable items which, as to the quality and quantity, are saleable in the ordinary course of business (based upon the prior 6 (six) months sales) at a price at least equal to the value at which such items are carried, and represent all of the inventory on such dates. (c) The value of Obsolete materials and products has been written down to realizable market value or adequate reserves have been provided therefor. The value of the inventory is carried on the books and records in accordance with accounting principles derived from Brazilian corporate law, applied on a consistent basis.

4.15         Powers of Attorney. Schedule 4.15 hereto sets forth the name of each Person holding a proxy, general or special power of attorney, or other similar instrument from the Company, together with copies of all such proxies, powers of attorney and other documents.

4.16         Insurance. Schedule 4.16 sets forth a list of all insurance policies entered into by the Company with a description of the most significant terms. All such insurance policies are in force, in conformity with law and enforceable. The coverage of such policies is normal and prudent in light of the activities carried out by the Company, and it is not in default of any of its obligations under the terms of such policies (including the payment of all premiums due) and has served proper and accurate notice of all events or information required in connection with such policies in a timely manner.

4.17         Indebtedness; Bank Accounts. Schedule 4.17-1 sets forth a list, with a description of the most significant terms, of all obligations of the Company for borrowed money or obligations of the Company which are evidenced by bonds, debentures, notes or similar instruments or letters of credit; all obligations of the Company under any conditional sales or title retention agreements relating to property purchased by the Company; all obligations of the Company issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business); all obligations of the Company which are required to be accounted for as a capital lease pursuant to accounting principles derived from Brazilian corporate law and applicable accounting standards; all obligations of any third party secured by any lien or encumbrance on any assets of the Company and all obligations of the Company guaranteeing or having the economic effect of guaranteeing any obligation of any third party. Copies of all documents evidencing such obligations (or written description thereof if such obligations are not in writing) have been delivered to Buyer, during the Due Diligence. Schedule 4.17-2 sets forth the name, address and account number of each bank or other financial institution at which the Company maintains an account, safety deposit box, deposit agreement or loan or borrowing agreements or arrangements, together with the names of all Persons who are authorized to use them and to make withdrawals, loans, borrowing or overdraft agreements.

4.18         Litigation. There are no suits, actions, claims, proceedings or investigations pending or, to the best of Sellers’ knowledge, threatened against the Company or involving any of its property or assets or any products or services made, used or sold by it, and there has not been in the past 5 (five) years any such suits, actions, claims, proceedings or investigations representing a material contingency to the Company, except as listed on Schedule 4.18  (“Litigation and Claims List”).

4.19         Sales Volume. Aside from disclosures made in this section, Sellers have no basis to anticipate any reduction during the years ending December 31, 2004 and December 31, 2005 in the volume of sales or prices charged by the Company to any of its customers which accounted for more than 10% (ten percent) of the Company’s sales during its fiscal year ended December

31, 2003.  The prices charged for all products are in full compliance with all applicable rules, regulations or other restrictions.

4.20         Permits. All of the Company’s Permits are listed on Schedule 4.20 and are in full force and effect, and no notices have been received relating to termination or cancellation or withdrawal of any of such Permits. The Company is not in material violation of the terms and conditions of any such Permits. No Permits are required for the conduct of the Company’s business, manufacturing and other operations, and the sale of its products other than those listed in Schedule 4.20.

4.21         Hazardous Materials. Schedule 4.21 hereto contains (a) a description of all Hazardous Materials which are or have been, used or generated by the Company, (b) a description of past and present waste and Hazardous Material disposal practices of the Company, including the names and addresses of owners or operators of each location to which such waste and Hazardous Materials were sent for treatment, storage or disposal, (c) copies of the results of any environmental or safety inspections of the Company’s facilities within the last 3 (three) years, (d) copies of all former and pending safety or environmental citations or citations by other authorities received by the Company, (e) copies of all forms filed by the Company which contain safety records and procedures at its facilities, (f) a list and description of the location of all underground tanks, sumps or pits on or beneath the Real Property, (g) copies of any analysis of air or water discharge at the Company’s facilities for the last 3 (three) years and (h) a list of all environmental permits necessary for the conduct of the business of the Company.  The Real Property described in Schedule 4.10 is free from all contamination by Hazardous Materials and there have been no releases, discharges or emissions of any Hazardous Materials into, onto, under or from the Real Property, and no Hazardous Materials have at any time been disposed of in any amount on, at or under the Real Property.

4.22         Environmental Matters.  The Company is, and at all times has been, in compliance with all environmental, occupational health and safety statutes and regulations. There is no environmental contamination caused by the Company or emanating from the Real Property including, but not limited to, soil or groundwater contamination, air emission or water contamination, air emission or water discharge above applicable standards. The Company has not engaged in any inappropriate management, storage, transportation or final disposal of waste or by-products, hazardous and non-hazardous. Except as listed in Schedule 4.22, there are no (a) proceedings or governmental investigations concerning or against the Company arising from or relating to environmental matters pending before any court or tribunal or governmental instrumentality, (b) citations, summons, directives, orders or notices of a threatened or actual violation of any Legal Requirement concerning or against the Company relating to environmental matters, or (c) liens arising from or related to environmental matters, or any governmental actions resulting in the imposition of any such lien on any of the Real Property.  No conditions or circumstances exist and no acts or omissions have occurred on the Real Property or affecting any of the Real Property which could be reasonably expected to result in any investigation, claim, lawsuit, arbitration or regulatory suit or action alleging harm, injury or non-compliance with any environmental law or regulation, or requiring remedial measures or clean-up by the Company of any environmental conditions.

4.23         Workers’ Injuries. Schedule 4.23 hereto describes (a) all closed, pending or threatened claims during the last three (3) years of employees of the Company for compensation for any injury, disability or illness arising out of their employment by the Company and (b) all accidents which occurred within the past three years in which any employee of the Company was injured.

4.24         Trade Union Activity. There has not been during the last three (3) years, nor is there currently pending or, to the best of Sellers’ knowledge, threatened, any activity by employees of the Company or by any trade union relating to the representation of such employees by any trade union, nor has there been any strike, work stoppage or labor trouble involving the employees of the Company during said period.

4.25         Employees; Employee Benefits. The Company is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational health and safety, and there is no individual or other proceeding pending, nor investigation pending or threatened against it relating to any of the above; there is no labor strike, individual or collective labor dispute (other than routine individual grievances), or general slowdown or stoppage pending or, to the best of Sellers’ knowledge, threatened against it, including with respect to any matter relating to workers’ profit-sharing benefits; and no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the best of Sellers’ knowledge, threatened against it, which could reasonably be expected to have a material adverse effect on the transaction contemplated herein. Schedule 4.25-1 hereto contains (i) the name, job title, current monthly gross rate of pay and date and amount of last salary increase of each of the current employees of the Company, (ii) any general increase since the date of the Base Balance Sheet, in the rate of compensation paid to the Company’s salaried and hourly employees, and (iii) all presently outstanding loans and advances (other than routine travel advances) made by the Company to any employee and the current status thereof.  All employee benefits, in cash or in kind, provided to employees of the Company are also listed in said Schedule 4.25-1 hereto, including without limitation all pension and retirement benefits beyond mandatory Brazilian statutory or regulatory obligations. The Company is in full compliance with all statutory or regulatory requirements with respect to its employees, including but not limited to, salaries, wages, bonuses, dividends, profit distribution, pay increases, payment of sales commissions, and the corresponding payment of any labor charges under applicable labor laws.  Schedule 4.25-2 contains a list of all written and oral consulting, distribution, sales agency, alliance or other service or outsourced contractor. The Company is not subject to a determination under applicable labor laws to the effect that any individuals performing services to the Company are entitled to benefits normally granted to employees under applicable labor laws, except with respect to its officers.

4.26         Taxes. The Company has timely paid all Taxes and has timely filed with the appropriate government agencies all Tax Returns. The Company has prepared such payments and Tax Returns correctly and in accordance with applicable tax law and regulation. Except as disclosed in Schedule 4.26, the Company (i) has not challenged the payment and/or amount of any Taxes either in Court or at the administrative level; (ii) has not received any injunction allowing it not to pay and/or reduce the amount of Taxes; (iii) has not executed settlement agreements with tax authorities for the payment of late Taxes; (iv) has not received notice of or is a party in any lawsuit or administrative proceeding for collection of Taxes; (v) has not been involved in any corporate, commercial or other arrangement for the purpose of avoiding the payment of Taxes; and (vi) has not taken advantage of any amnesty regarding Taxes in the previous five (5) years.

4.27         Product Liability. There is no pending or, to the best of Sellers’ knowledge, threatened litigation for any products sold or distributed by the Company or for any injuries or damages resulting from any such products.  All of the Company’s products have been manufactured and sold in full compliance with all applicable legislation and government imposed regulations, including consumer protection legislation and regulations.

4.28         Customer Warranty Claims. There are no defects in the design or manufacture of products contained in the inventories of the Company or sold by the Company which would result in other than normal warranty claims, require the recall of such products or provide customers with a basis to reject such products or revoke acceptance of such products.

4.29         Legal Compliance. The Company is now and has been in all respects in compliance with all laws, regulations, orders and permits of all authorities or agencies (including, without limitation, those relating to antitrust and trade regulation, environmental protection, hazardous waste disposal, health and safely, labor, employment, capital market regulations and zoning and building codes).  The Company has not received any complaint, citation or notice of violation from any governmental authority, and, to the best of Sellers’ knowledge, none is threatened, alleging that it has violated any such laws.

4.30                           Accuracy of Statements. None of the information contained in the representations, warranties or covenants of Sellers in this Agreement (including the schedules hereto) contains any untrue statement of fact or omits to state a fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.  All documents provided to Buyer by Sellers are true, complete and correct copies of the documents they purport to represent.

4.31                           Brokers and Finders.  No broker, finder or other Person acting in a similar capacity has participated on behalf of the Company or Sellers in bringing about the transaction herein contemplated, rendered any services with respect thereto or been in any way involved therewith.

4.32                           Certain Practices. The Company, its officers, managers and employees, and, to the best of Sellers’ knowledge, the agents and representatives of the Company, have not practiced any unethical acts on the conduction of the Company’s business, nor violated any material Legal Requirement.

4.33                           Government Approvals. No action, consent or approval of, registration or filing with, or any other action by, any governmental authority will be required in connection with the performance by the Sellers of this Agreement or in connection with the transactions contemplated hereby except for that described in Section 8 of this Agreement and such as have been made or obtained and are in full force and effect.

5.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Sellers, which shall be considered as made on the date hereof:

5.1                                 Corporate Authority.  Buyer has the legal right, power and authority to enter into this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate action of Buyer; and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2                                 Restrictions. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any court order, consent decree, agreement or permit to which Buyer is subject or a party, or of the provisions of the Bylaws of Buyer.  There is no lawsuit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer, which might prevent the consummation of any of the transactions contemplated by this Agreement.

5.3                                 Government Approvals. No action, consent or approval of, registration or filing with, or any other action by, any governmental authority will be required in connection with the performance by the Buyer of this Agreement or in connection with the transactions contemplated hereby except for that described in Section 8 of this Agreement and such as have been made or obtained and are in full force and effect.

6.                                      ADDITIONAL COVENANTS

6.1.                              Best Efforts on the Acquisition of Additional Equity. If requested by Buyer, Sellers hereby agree to endeavor their best efforts to assist Buyer in the acquisition of additional equity ownership of the Company. Sellers shall help Buyer to negotiate and implement such purchase and sale of additional stock.

6.2.                              Best Efforts on the Conduction of Tax Contingency. Sellers hereby agree to continue to endeavor their best efforts to help the Company to settle or minimize the contingency related to the collection of the Service Tax (ISS) by the Municipality of São Paulo over the Company’s products. Sellers will have an on-going obligation to assist Buyer and the Company to achieve this purpose. Included in this obligation will be the obligation to make themselves and their officers, directors or employees with knowledge regarding the dispute available for deposition and testimony as well as assisting the Buyer, Company, any insurer and their counsel in the preparation of pleadings, responses, assessments of claims, opinions, memoranda and other matters related to the defense, prosecution or settlement of the dispute or procurement of insurance related thereto. The Sellers shall, and shall direct their attorneys, accountants and employees or agents to share information related to the dispute with such persons as the Buyer, Company or their counsel may direct. In addition, Sellers shall perform no act against the interest of the Company or Buyer in relation to such tax contingency.

6.3.                              Best Efforts on the Maintenance of Tax Benefits. Sellers hereby agree to endeavor their best efforts to help the Company to maintain all outstanding tax benefits granted by state tax authorities.

6.4.                              Public Announcements. Sellers and Buyer agree to publish on the date hereof a material notice to the market informing about the acquisition set forth herein (substantially in the form of Exhibit I) and to jointly inform the appropriate Governmental Bodies and stock exchanges about such acquisition, as required by law. Any other public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such form and manner as the Parties mutually agree. A Party may not unreasonably withhold its consent to a request by another Party to make such public announcement or similar publicity. If a Party is required by applicable law or stock exchange regulations to which such Party is subject to make such public announcement or publicity, it may do so.

6.5.                              Resignations. Sellers agree and guarantee that each director and officer of the Acquired Companies listed in Schedule 6.5 will submit on the date hereof his or her resignation from office, effective as of this date.

7.                                      INDEMNIFICATION

7.1                                 Due Diligence performed by Buyer. Buyer has performed a legal due diligence in the Company, limited to material documents disclosed by Sellers in a data-room and to a preliminary environmental audit conducted in the premises of the Acquired Companies (the “Due Diligence”). The Sellers delivered to Buyer all information and documents requested by Buyer and those considered by Sellers relevant to the transaction contemplated in this Agreement, which are reflected in Section 4 hereof and in the Exhibits and Schedules hereto.

7.2                                 Scope of Sellers’ Indemnity. Sellers jointly and severally agree to indemnify and hold Buyer and the Company and their respective Affiliates, predecessors, successors and assigns harmless from and against any and all liability, loss, damage or expense suffered or incurred as a result of a breach of the representations and warranties contained in Sections 4.1.1, 4.2, 4.3 and 4.4.

7.3                                 No Other Indemnity.  The decision of Buyer to purchase the Shares was not taken based on the representations and warranties made by the Sellers concerning to the Company. Sellers will not be liable for any misrepresentation or inaccuracy of the representation and warranties set forth in this Agreement, except if resulting from bad faith and/or willful misconduct or as established in Section 7.2.

8.                                      ANTITRUST LAW COMPLIANCE

8.1                                 Approval of Transaction. Buyer and Sellers shall, and shall promptly cause the Company to, file such information and seek such approvals of CADE as shall be required with respect to the transactions contemplated herein under the antitrust laws and regulations of Brazil. Buyer and Sellers agree, at their own cost and expense, to make available or cause to be made available to the Company or each other (as applicable) such information as may reasonably be requested relative to the businesses, assets and property of Buyer, Sellers or the Company (as the case may be), as may be required to prepare such filings and to file any additional information requested by such agencies under such laws, rules or regulations. Antitrust approval filing fees and related legal and other costs shall be borne by Buyer.

8.2                                 Effect of Non-Approval. In the event that the Brazilian antitrust authorities refuse to accept the transaction as contemplated hereunder or condition the issuance of their approval to changes in the structure defined by the Parties in this Agreement, the Parties shall endeavor, and shall exert in good faith their best efforts, to seek the adoption of the requested changes, provided it can be done in a way as to keep the spirit of this Agreement and their respective positions after the consummation of the transactions contemplated herein. In no event a request from the antitrust authorities will cause the termination or revocation of the transactions contemplated in this Agreement

9.                                      GENERAL PROVISIONS

9.1                                 Further Assurances. The Parties agree to execute such other documents or agreements and do such other things as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.2                                 Notices. Any notice required to be given under this Agreement must be given in writing and will be effective on receipt when delivered by registered airmail, hand delivery or by facsimile confirmed by the sending of the original by registered airmail to the Party, at the address stated below or to such other address as such Party may designate by written notice in accordance with the provisions of this section.

to Sellers:	Roberto Walter Haberfeld
Rua Prudente Correa, 141
01450-030 - São Paulo - SP - Brazil
Fax: (55-11) 3819-4787
and
Roberto Luiz Leme Klabin
Rua Campos Bicudo, 98, 11th floor, suite 122
04536-010 - São Paulo - SP - Brazil
Fax: (55-11) 3079-8324

with copy to:	KLA - Koury Lopes Advogados
At. Fernando Koury/Mariana Cortez
Av. Brigadeiro Faria Lima, 1355, 17th floor
01452-002, São Paulo, SP, Brazil
Fax: (55-11) 2244-4100

to Buyer:	Bemis Company, Inc.
At: James Seifert – General Counsel
222 South 9th Street, Suite 2300
Minneapolis, MN, USA
Fax: 1-612-376-3180

with copy to:	Trench, Rossi e Watanabe Advogados
At. Claudia F. Prado
Av. Dr. Chucri Zaidan, 920, 13th floor
04583-904, São Paulo, SP, Brazil
Fax: (55-11) 5506-3455

9.3                                 Entire Agreement.  This Agreement, together with all schedules and exhibits referenced herein, is the Parties’ entire agreement. It supersedes all prior or contemporaneous oral or written communications, agreements and representations with respect to its subject matter and prevails over any conflicting or additional terms of any quote, order, acknowledgment or similar communications between the Parties during the term of this Agreement.  No modification to this Agreement will be binding, unless in writing and signed by a duly authorized representative of each Party.

9.3.1                        All the schedules and exhibits hereto will be initialized (i) on behalf of Sellers by Melissa Carvalho Kanô, from Koury Lopes Advogados, who acted as Sellers’ counsels for this transaction, and (ii) on behalf of Buyer by Alberto Mori, from Trench Rossi e Watanabe Advogados, who acted as Buyer’s counsels for this transaction.

9.4                                 Governing Law and Arbitration

9.4.1.                     This Agreement shall be governed, construed and enforced in accordance with the laws of Brazil.

9.4.2                        The Parties undertake to adopt the principle of good faith and to use their best efforts towards an amicable solution as a definitive settlement for any claim, controversy or dispute related to this Agreement. Any such claim, controversy or dispute shall be tentatively resolved through face to face negotiations between representatives of the Parties of no more than three business day’s length.

9.4.3                        If the Parties do not succeed in reaching an amicable solution, they may submit their respective claim, controversy or dispute to arbitration. The arbitration proceeding shall be governed by Brazilian law and shall be held in the city of São Paulo, State of São Paulo, Brazil.  The parties hereby elect the Panel of Arbitrators of Brazil-Canadá Arbitration Chamber (the “Panel of Arbitrators”) and undertake to accept its rules effective as of the date on which the arbitration request is presented, being admitted any amendments convened between the Parties.

9.4.4                        If any party hereto refuses to sign the arbitration covenant, the other party may pursue the remedies provided under the applicable law to proceed with the arbitration. If the claim is accepted, such refusal shall be considered unjustified, and the party that refused to sign the arbitration covenant shall be subject to a fine of US$ 15 million. In such event, this Agreement, together with the decision on the remedy referred to above, and a certificate that attests the irrevocability of such decision, shall be sufficient for the enforcement of this fine in court (título executivo extrajudicial). The parties hereby convene that, in the event of rejection of the claim referred to above, the claimant shall not be subject to the payment of the fine.

9.4.5                        The arbitrators shall be appointed according to the rules and terms established by the Panel of Arbitrators. In the event of absence of provisions for this purpose in the Panel of Arbitrator’s rules, each Party that has a conflicting interest shall be entitled to appoint one (1) arbitrator within thirty (30) days as of the presentation of the issue to arbitration. The arbitrators shall jointly appoint a third arbitrator to preside the Panel of Arbitrators within thirty (30) days from the date of appointment of the second arbitrator. If any party hereto fails to appoint an arbitrator or the arbitrators fail to elect the President arbitrator, the latter shall be appointed by the Panel of Arbitrators, according to its rules.

9.4.6                        The Panel of Arbitrators shall issue its award in writing within 180 days as of the installation of the arbitration proceeding and such award shall state the fees owed to the legal counsel of the prevailing party, if applicable. This decision shall be definitive and shall bind the Parties and be enforceable in accordance with the law.

9.4.7                        All expenses related to the arbitration proceeding shall be borne by the defeated party or as otherwise determined in the Panel of Arbitrator’s rules.

9.4.8                        The subjection of the Parties to arbitration shall not prevent them from seeking protection in court against violation of their rights, by way of injunctive relief or any other kind of provisional measure, which depends on a coercive order issued by a court to be valid and effective.

9.4.8.1               The filing or granting of an injunction of any kind, which, due to its urgency and importance, cannot be obtained through arbitration shall not be considered a violation of this covenant. The provisions of section VII of article 267 of the Brazilian Code of Civil Procedure shall not be applicable in this event. Exclusively for purposes of obtaining the judicial protection provided in this clause (injunctions and the compulsory installation of the Panel of Arbitrator), the Parties elect the courts of the district of São Paulo, State of São Paulo, with express waiver of any others, no matter how privileged. Even though the injunction is granted, the substance of the dispute shall always be resolved by the arbitrators.

9.4.9                        The Parties accept and convene that, for the purposes and effects of the applicable law, the request for the initiation of an arbitration proceeding shall be equivalent to the filing of a lawsuit with the same object.

9.5                                 Expenses and Taxes.  Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants (including any broker fees payable for the completion of this transaction). In no event any of such expenses shall be paid by the Company, except for the amount of US$85,000.00 of legal fees payable to Koury Lopes Advogados.

9.6                                 Severability.  If at any time subsequent to the date hereof, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

9.7                                 Waiver.  The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.8                                 Assignment. The respective rights and obligations of the Parties under this Agreement may not be assigned by Buyer or the Sellers without the prior written consent of the other; provided, however, that Buyer may assign this Agreement in whole or in part to any Affiliate of Buyer, in which case Buyer shall continue jointly liable with the respective assignee.

9.9                                 Governing Language.  This Agreement is executed in the English language, and all of its terms and provisions shall be construed in accordance with the English language, which shall prevail, notwithstanding any translation thereof which may have been submitted for regulatory approval purposes.

9.10                           Counterparts.  This Agreement may be executed in 6 (six) counterparts and the Exhibits may be initialized in 2 (two) counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the day and year first above written.

BEMIS COMPANY INC.

By: James J. Seifert
Its: Vice President General Counsel and Secretary

ROBERTO WALTER HABERFELD

SANDRA HABERFELD

By: Sérgio Haberfeld

SÉRGIO HABERFELD

MARCO HABERFELD

By: Sérgio Haberfeld

ROBERTO LUIZ LEME KLABIN

ARACY AUGUSTA LEME KLABIN

By: Roberto Luiz Leme Klabin

WALTER SCHALKA

INTERVENING PARTIES:

THAIS RACY

By: Roberto Walter Haberfeld

CARLOS ERNESTO DE CAMPOS JUNIOR

By: Sérgio Haberfeld

ANA LUCIA DA SILVA HABERFELD

By: Sérgio Haberfeld

FELICE JEANNE LANDAU HABERFELD

By: Sérgio Haberfeld

MARIA ÂNGELA CIBELLA DE CARVALHO KLABIN

By: Roberto Luiz Leme Klabin

MÔNICA SCHALKA

By: Walter Schalka

WITNESSES:

1.		2.
	Name:		Name:
	ID:		ID:

LIST OF SCHEDULES AND EXHIBITS

SCHEDULE 1.1	Defined Terms

SCHEDULE 1.2	Legal Interpretation of Terms

SCHEDULE 3.5(b)	Non-Solicitation / Non-Hire

SCHEDULE 4.1-1	List of the Company’s Subsidiaries

SCHEDULE 4.1-2	Business between Sellers and the Company

SCHEDULE 4.1-3	List of Shareholders Agreements

SCHEDULE 4.1-4	Copy of the By-laws of each of the Acquired Companies

SCHEDULE 4.2(a)	Encumbrances over Shares

SCHEDULE 4.2(b)	Name of Each Shareholder of the Company and Number of Shares Held by Each of Them

SCHEDULE 4.2(c)	List of Contracts or Commitments that could require the Company or any Seller to issue, sell, transfer or otherwise dispose of any of its shares.

SCHEDULE 4.5	Financial Statements and Base Balance Sheet

SCHEDULE 4.6	List of Accounts Receivable and Doubtful Accounts Receivable

SCHEDULE 4.8	Actions Since September 30, 2004

SCHEDULE 4.9	List of Intellectual Property

SCHEDULE 4.10	Description of Real Property and Leases

SCHEDULE 4.11	Description of Material and Tangible Assets

SCHEDULE 4.12	Pledged Assets

SCHEDULE 4.13	Contracts

SCHEDULE 4.15	List of the Company’s Powers of Attorney

SCHEDULE 4.16	List of Insurance Policies

SCHEDULE 4.17-1	Indebtness of the Company and Financial Obligations

SCHEDULE 4.17-2	List of the Company’s Bank Accounts, Safety Deposit Boxes, Deposit Agreements or Loan Agreements

SCHEDULE 4.18	Litigation and Claims List

SCHEDULE 4.20	Permits

SCHEDULE 4.21	Hazardous Materials

SCHEDULE 4.22	Environmental Matters

SCHEDULE 4.23	List of all Workers’ Injuries

SCHEDULE 4.25-1	Employees and Employees’ Benefits

SCHEDULE 4.25-2	List of all Consulting, Distribution, Sales Agency or Other Service or Outsourced Contractor

SCHEDULE 4.26	Tax Claims

SCHEDULE 6.5	Officers and Directors to resign from office

EXHIBIT I	Form of Material Notice to the Market

SCHEDULE 1.1

of

STOCK PURCHASE AGREEMENT

Defined Terms

In this Agreement and the Recitals, where the context so admits, the following words shall have the following meanings:

“Acquired Companies” means the Company, SHP, DTP and their Subsidiaries, collectively.

“Affiliate” of any Person means any Person or entity, directly or indirectly, controlling, controlled by, or under common Control with such Person.

“Adjustment Payment Instructions” are the written instructions jointly delivered by Sellers to Buyer on the date hereof for purposes of payment of a possible adjustment to the Purchase Price, as set forth in Section 3.4(d).

“Agreement” is as defined in the preamble.

“Base Balance Sheet” means the audited balance sheet of the Company dated September 30, 2004 a copy of which is included within Schedule 4.5.

“Brazilian GAAP” means the generally accepted accounting principles in Brazil, consistent with past practices (with exceptions legally mandated).

“Buyer” is as defined in the preamble of this Agreement.

“Buyer’s Accountants” means PricewaterhouseCoopers or other independent public accounting firm of international reputation designated by Buyer.

“Company” is Dixie Toga S.A., as defined in the Recitals.

“Company Control Group Preferred Shares” is as defined in Section 2.1(iii).

“Contracts” means all the agreements specified in the Contracts List.

“Contract List” means the list of all oral and written contracts, leases and other agreements to which the Company is a Party or pursuant to which the Company has liability, as set forth in Schedule 4.13.

“Control” means (i) the ownership, in the case of a corporation, of more than 50% of the voting stock of the corporation, or in the case of any other entity, the ownership of a majority of the beneficial or voting interest or (ii) the power, directly or indirectly, to direct the management of the controlled entity, whether through the ownership of voting securities, by contract or otherwise.

“Due Diligence” is as defined in Section 7.1.

“DTP” means DT Participações S.A., as defined in the Recitals of this Agreement.

“DTP Shares” is as defined in Section 2.1(ii).

“EBITDA” means the Company’s operating earnings (i) before interest, income tax, social contribution on net income or any other applicable taxes on income, depreciation, amortization and excluding non-recurring income or expenses, (ii) after expenses related to profit sharing and normal officers´ bonuses and (iii) after the effect of the ICMS tax benefits related to Laminor S.A. and Dixie Toga Nordeste S.A. Operating earnings are also determined from the Company’s internal financial statements as Operational Profit (1) less corporate expenses and less central administration expenses.

“Financial Statements” mean audited financial statements with footnotes of the Company for the last five (5) years, and an interim financial statement for the period from January 1 through November 30, 2004, including but not limited to the balance sheets and related statements of income and expense for the periods then ended.

“FY2005 Income Statement” is as defined in Section 3.4(a).

“FY2005 EBITDA” means the Company’s EBITDA for 2005 adjusted to (i) include only results related to the Company’s proportionate interest in any of its subsidiaries and (ii) adjusted not to reflect the results related to any merger, asset acquisition, divestiture or spin-off that takes place after the date of this Agreement. For the purposes of adjusting the Company’s EBITDA for the effect of any divested or spun-off assets, the estimated annual EBITDA related to such assets should be included in the calculation of the Company’s EBITDA, where estimated annual EBITDA shall be calculated by annualizing the total EBITDA generated by such assets between January 1, 2005 and the divestiture or spin-off date of such assets. Accordingly, for the purposes of adjusting the Company’s results not to reflect the results of any merger or asset acquisition, the impact of such merger or acquisition in the Company’s 2005 EBITDA should be excluded from the calculation of the Company’s EBITDA.

“Government Body” means any: (i) international or multinational organization, nation, region, state, country, city, town, village, or district government, or other jurisdiction of any nature; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” means all dangerous, hazardous or toxic substances as defined in the applicable Brazilian legislation.

“Intellectual Property” means (a) all inventions, industrial designs and models, all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, services marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all domain names; (h) all other property rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Legal Requirement” means any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law, order, injunction, notice, approval or judgement any Government Body, which applies to any Acquired Company or any of its assets, businesses, or activities, and any Contract with any Government Body relating to compliance with any of the foregoing.

“Litigation and Claims List” is as defined in Section 4.18.

“Obsolete” means, with respect to materials, any material which is not being incorporated into a finished product actively promoted and sold; and with respect to products, any product which is not actively promoted and sold.

“Panel of Arbitrators” is as defined in Section 9.4.3.

“Permits” means all of the permits, licenses, franchises and authorizations relative to the conduct of the Company’s business, manufacturing and other operations, and the sale of its products.

“Person” means an individual, corporation, partnership, or any other legal entity.

“Purchase Price” has the meaning assigned to such term in Section 3.1.

“Purchase Price Payment Instructions” are the written instructions jointly delivered by Sellers to Buyer on the date hereof for purposes of payment of the Purchase Price.

“Real Property” means all real property set forth in Schedule 4.10.

“Sellers” is a defined in the preamble of this Agreement.

“Sellers’ Accountants” means Deloitte Touche Tohmatsu or other independent public accounting firm of international reputation designated by Sellers.

“Shares” is as defined in Section 2.1.

“SHP” means SH Participações S.A., as defined in the Recitals of this Agreement.

“SHP Shares” is as defined in Section 2.1(i).

“Subsidiary” of any person means any other person of which the first Person directly or indirectly has any other ownership interest.

“Taxes” means any Brazilian and foreign federal, state and municipal taxes, which includes, without limitation, income tax, social security tax, excise tax, state value-added tax, gross sales tax, import tax, export tax, financial operations tax, service tax, welfare contributions and real estate taxes, and respective interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, tax books, invoices or information return or statement relating to Taxes, including any schedule or attachment or amendment thereto, filed or required to be filed with any tax authority.

SCHEDULE 1.2

of

STOCK PURCHASE AGREEMENT

Legal Interpretation of Terms

In this Agreement, unless the context requires otherwise:

(a)                                  The term “best efforts” shall refer to the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that the result is achieved as expeditiously as possible;

(b)                                 An act would “contravene” something if, as the context requires, it would conflict with, violate, or result in a breach or violation of, or constitute a default under, the thing, or it would result in the creation of a lien on the equity interests or assets of the Company or an Acquired Company, or it would give any Government Body or other person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify the thing, or to exercise any remedy or obtain any relief under the thing, or to declare a default or accelerate the maturity of any obligation under the thing;

(c)                                  With respect to any representation or warranty made to the “knowledge” of a person, (i) an individual shall be considered to have knowledge of a fact or other matter, if the individual is actually aware of such fact or other matter or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter, (ii) an entity will be considered to have “knowledge” of a fact or other matter if any individual who is serving, or who has at any time served, as a director, manager or senior executive, officer, partner, executor, or trustee of such entity (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter (as defined in (i)), and (iii) Sellers shall be considered to have knowledge of any fact or matter known to an Acquired Company (as defined in (ii));

(d)                                 Something would be considered to have a “material adverse effect” on an Acquired Company if it (i) materially adversely affects the financial or other condition or result of operations, assets, Liabilities, equity, business of an Acquired Company, (ii) materially impedes the ongoing operations of an Acquired Company, or (iii) significantly adversely affects a material asset of an Acquired Company;

(e)                                  The phrase “ordinary course of business” shall refer to the normal operation of an Acquired Company, consistent with its current practice;

(f)                                    A matter would be considered to have been “threatened” if any demand or statement has been made (whether orally or in writing) or any notice has been given (whether orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such matter is likely to be asserted, commenced, taken or otherwise pursued in the future;

(g)                                 References to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date of this Agreement) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision;

(h)                                 References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(i)                                     Headings are inserted for convenience only and shall not affect the construction of this Agreement;

(j)                                     References to the Parties include their respective successors and permitted assigns;

(k)                                  The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

(l)                                     Where any word or phrase is given a defined meaning in this Agreement any other part of speech or other grammatical form of that word or phrase shall have a corresponding meaning;

(m)                               The words “include” and “including” shall be deemed to include “without limitation”;

(n)                                 All warranties, representations, indemnities, covenants, agreements, undertakings and obligations given or entered into by more than one person are given or entered into jointly and severally;

(o)                                 The provisions of the body of this Agreement will prevail to the extent of any conflict with any Schedules; and

(p)                                 References to US$ or $ are references to United States dollars, the legal currency of the United States of America.  References to R$ are references to Reais, the legal currency of Brazil.